EXHIBIT 99.1

Item 8.	Consolidated Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2006, 2005, and 2004

All other schedules are omitted because of the absence of conditions under which they are required or because the information is included in the financial statements or the notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Progressive Gaming International Corporation:

We have audited the accompanying consolidated balance sheet of Progressive Gaming International Corporation and Subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for Share-Based Payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since the date of the completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 20, 2007, the Company received an unfavorable ruling on their post-trial claims in the Webb litigation as discussed in Note 13. As a result, on November 5, 2007, the Company executed a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Webb. The Company will pay $24.7 million to Webb, including legal fees, in exchange for a dismissal and release of all claims. The execution of the Settlement Agreement may constitute an Event of Default under the Company’s Senior Credit Facility. To the extent the settlement agreement is deemed to be an Event of Default, and the Company is unable to obtain a waiver or cure the Event of Default, the lender could seek acceleration of the outstanding balance of $10 million. In addition, prior to the ruling, the Company had issued an irrevocable call notice to redeem $15 million of their Senior Notes on November 19, 2007. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these matters. Management’s plans to address these issues are included under the heading Basis of Presentation, Liquidity and Capital Resources within Note 1.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 20, 2007 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Las Vegas, Nevada

March 20, 2007

except for paragraphs eleven through seventeen of Note 1,

and paragraph five of Note 13

as to which the date is

November 5, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Progressive Gaming International Corporation

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheet of Progressive Gaming International Corporation (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progressive Gaming International Corporation as of December 31, 2005, and the results of its operations and its cash flows for the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
Los Angeles, California
March 28, 2006

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(Amounts in thousands, except share and per share data)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$7,183	$14,081
Accounts receivable, net of allowance for doubtful accounts of $943 and $805	17,818	12,919
Contract sales receivable, net of allowance for doubtful accounts of $1,529 and $1,529	6,407	15,670
Inventories, net of reserves of $1,040 and $1,157	11,486	10,534
Prepaid expenses	4,447	3,582

Total current assets	47,341	56,786
Contract sales and notes receivable, net	164	2,089
Property and equipment, net	5,456	4,417
Intangible assets, net	62,376	61,951
Goodwill	58,014	57,173
Other assets	12,835	3,430

Total assets	$186,186	$185,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$11,047	$7,681
Customer deposits	2,113	1,224
Current portion of long-term debt and notes payable	128	287
Accrued liabilities	10,038	5,552
Deferred revenues and license fees	4,332	7,620

Total current liabilities	27,658	22,364
Long-term debt and notes payable, net of unamortized discount of $585 and $954	62,051	44,071
Other long-term liabilities	694	—
Deferred tax liability	11,856	14,856

Total liabilities	102,259	81,291

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,774,154 and 34,355,943 shares issued and outstanding	3,477	3,436
Additional paid-in capital	229,048	217,075
Other comprehensive income (loss)	3,601	(744)
Accumulated deficit	(150,510)	(113,886)

Subtotal	85,616	105,881
Less treasury stock, 293,692 and 254,174 shares, at cost	(1,689)	(1,326)

Total stockholders’ equity	83,927	104,555

Total liabilities and stockholders’ equity	$186,186	$185,846

See notes to consolidated financial statements.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Amounts in thousands, except per share amounts)	2006	2005	2004
Revenues:
Slot and table games	$16,700	$33,670	$40,560
Interior signage	—	5,252	20,014
Systems	52,809	39,299	35,800

Total revenues	69,509	78,221	96,374

Cost of revenues:
Slot and table games	12,946	12,677	11,999
Interior signage	—	3,832	12,335
Systems	21,213	19,597	18,548

Total cost of revenues	34,159	36,106	42,882

Gross profit	35,350	42,115	53,492

Operating expenses:
Selling, general and administrative expense	41,836	28,652	27,595
Slot rent expense	—	—	1,204
Research and development	13,005	8,060	6,102
Depreciation and amortization	9,301	4,894	8,908
Net gain on disposition of non-core assets	—	(2,536)	—
Gain on sale of core intellectual property	—	(2,500)	—

Total operating expenses	64,142	36,570	43,809

Operating income (loss)	(28,792)	5,545	9,683
Interest expense, net	(7,832)	(8,535)	(9,489)
Loss on early retirement of debt	—	(2,993)	—

Income (loss) before income tax benefit	(36,624)	(5,983)	194
Income tax benefit	—	—	65

Net income (loss)	$(36,624)	$(5,983)	$259

Weighted average common shares:
Basic	34,527	25,124	21,884

Diluted	34,527	25,124	22,359

Basic and diluted earnings (loss) per share:	$(1.06)	$(0.24)	$0.01

See notes to consolidated financial statements.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
(Amounts in thousands)	2006	2005	2004
Net income (loss)	$(36,624)	$(5,983)	$259
Other comprehensive income (loss), net of tax:
Foreign currency translation gains (losses)	4,345	(599)	108

Comprehensive income (loss)	$(32,279)	$(6,582)	$367

See notes to consolidated financial statements.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock	Total
(Amounts in thousands)	Shares	Amount
Balance, December 31, 2003	21,911	$2,191	$114,325	$(253)	$(108,162)	$(712)	$7,389

Net income					259		259
Currency translation adjustments				108			108
Stock options exercised	436	44	1,855				1,899
Employee stock purchase plan	87	9	407				416
Employee stock incentive plan			345				345
Issuance of restricted stock	64	6					6
Purchase of treasury stock						(181)	(181)

Balance, December 31, 2004	22,498	2,250	116,932	(145)	(107,903)	(893)	10,241

Net loss					(5,983)		(5,983)
Currency translation adjustments				(599)			(599)
Stock options exercised	626	63	3,063				3,126
Stock warrants exercised	1,518	152	8,000				8,152
Employee stock purchase plan	14	1	117				118
Employee stock incentive plan			736				736
Issuance of restricted stock	131	13	(13)				—
Purchase of treasury stock						(433)	(433)
Issuance of common stock for cash	8,298	830	69,094				69,924
Common stock issued in acquisition	1,271	127	19,146				19,273

Balance, December 31, 2005	34,356	3,436	217,075	(744)	(113,886)	(1,326)	104,555

Net loss					(36,624)		(36,624)
Currency translation adjustments				4,345			4,345
Stock options exercised	102	10	489				499
Stock warrants exercised	180	18	791				809
Employee stock purchase plan	26	2	260				262
Employee stock incentive plan			6,921				6,921
Issuance of restricted stock	110	11	(11)				—
Issuance of stock warrants			3,674				3,674
Purchase of treasury stock						(363)	(363)
Residual costs of equity offering			(151)				(151)

Balance, December 31, 2006	34,774	$3,477	$229,048	$3,601	$(150,510)	$(1,689)	$83,927

See notes to consolidated financial statements.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Amounts in thousands)	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$(36,624)	$(5,983)	$259
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,796	2,594	6,999
Amortization	7,505	2,300	1,909
Provision for (recovery of) bad debts	228	(49)	149
Provision for (recovery of) obsolete inventory	942	(85)	(912)
Amortization of debt discount and debt issue costs	1,467	1,147	1,576
Loss (gain) on disposition of property and equipment	30	44	(6)
Net gain on disposition of non-core assets	—	(2,536)	—
Loss on early retirement of debt	—	2,993	—
Stock-based compensation	6,921	736	344
Unrealized foreign currency transaction gains	(272)	—	—
Other	—	—	(33)
Changes in assets and liabilities:
Accounts receivable	(1,903)	(1,503)	(3,083)
Contract sales and notes receivable	8,423	(9,633)	(2,801)
Inventories	(1,639)	(1,404)	(1,548)
Prepaid expenses and other assets	(4,716)	(6,607)	(419)
Trade accounts payable	3,721	(1,829)	3,376
Accrued expenses	4,160	(3,306)	341
Customer deposits, deferred revenue and other liabilities	(2,169)	1,793	2,320

Net cash provided by (used in) operating activities	(12,130)	(21,328)	8,471

Cash flows from investing activities:
Purchase of property and equipment	(1,815)	(1,923)	(792)
Purchase of inventory leased to others	(355)	(862)	(5,097)
Proceeds from sales of property and equipment	35	145	69
Proceeds from sale of non-core assets	—	11,402	—
Purchases of minority investments	(6,000)	(38)	—
Purchases of business operations, net of cash acquired	(744)	(36,165)	—
Increase in intangible assets	(3,636)	(8,769)	(245)

Net cash used in investing activities	(12,515)	(36,210)	(6,065)

Cash flows from financing activities:
Principal payments on notes payable and long-term debt	(262)	(20,061)	(108)
Call premium on early retirement of debt	—	(1,188)	—
Principal payments on capital leases	(14)	(60)	(587)
Principal payments of deferred license fees	—	—	(535)
Purchase of treasury stock	(363)	(433)	(181)
Proceeds from long-term debt and notes payable	17,636	—	—
Debt issuance costs	(569)	—	—
Residual costs of equity offering	(151)	—	—
Proceeds from issuance of common stock and warrants	1,570	81,320	2,352

Net cash provided by financing activities	17,847	59,578	941

Effect of exchange rate changes on cash and cash equivalents	(100)	(264)	275
Increase (decrease) in cash and cash equivalents	(6,898)	1,776	3,622
Cash and cash equivalents, beginning of year	14,081	12,305	8,683

Cash and cash equivalents, end of year	$7,183	$14,081	$12,305

See notes to consolidated financial statements.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31,
(Amounts in thousands)	2006	2005	2004
Supplemental disclosure of cash flows information:
Cash paid for interest	$6,151	$8,467	$9,685

Cash paid for state and federal taxes	$49	$170	$46

Issuance of warrants	$3,674

Transfer equipment to inventory			$198

Gaming equipment leased to others acquired through capital lease			$670

Acquisitions:
Fair value of assets acquired, net of cash received		$22,234

Liabilities assumed		$2,266

Fair value of common stock, warrants and options issued in business combinations		$19,273

Goodwill recognized	$744	$35,508

See notes to consolidated financial statements.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts disclosed in the accompanying footnote tables are shown in thousands while amounts included in text are disclosed in actual amounts.

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Progressive Gaming International Corporation (referred throughout these notes, together with its subsidiaries as “Progressive” or “the Company”) was incorporated in May 1986 in Nevada. Progressive develops, acquires, and markets (i) proprietary branded slot machine and table games, including the Caribbean Stud® table game, and (ii) electronic player tracking, game monitoring/accounting and progressive jackpot and mystery systems for slot and table game operations. The Company’s current facilities are in North America, the Netherlands, the United Kingdom, Macau, Estonia, and Australia. The Company’s customers include casinos, other gaming suppliers, operators of wide-area gaming networks and lottery authorities. Progressive’s gaming products are found in almost every major gaming jurisdiction worldwide.

The Company’s worldwide operations are concentrated in two principal business segments: slot and table games, and systems.

Slot and Table Games. The Company established its slot and table game business unit in 1993 to develop, acquire, and distribute proprietary games. The Company owns or licenses the rights to several categories of proprietary games, which it places in casinos under lease arrangements. These leases provide for license fees, fixed rental payments or a participation in the game’s operating results.

Systems. The Company sells or leases software and electronic components for player tracking and slot machine and table game monitoring/accounting systems along with progressive jackpot and mystery systems to casino operators and governmental agencies.

Interior Signage. In connection with its focus on games content and technology, the Company sold its interior sign division through a private buy-out of the division’s employees during 2005.

Acquisitions / Divestitures

In December 2004, the Company entered into two strategic transactions to enhance its table games and table systems products. First, the Company agreed to acquire the table games management system, PitTrak®, including its existing customer base from Hotel Systems Pty, Ltd. of Sydney, Australia. PitTrak® has a similar functionality as the Company’s TableLink® product and provided the Company with an existing installed base of over 400 tables and access to sell its management solutions worldwide. The purchase of PitTrak® was completed in January 2005. The Company also purchased patents related to player card image based recognition (IBR) and licensed the exclusive rights to develop and distribute an IBR card recognition shoe. These transactions were completed in January 2005.

In connection with its focus on games content and technology the Company sold its interior sign division during 2005. The newly formed entity retained the Mikohn brand. Accordingly, the Company filed fictitious name filings in all jurisdictions in which it does business to allow it to do business as Progressive Gaming International Corporation effective January 2005. In addition, the Company changed its NASDAQ ticker symbol to PGIC, effective January 5, 2005. The Company changed its legal name to Progressive Gaming International Corporation in March, 2006. The Company retained a minority interest in the sign business and as a result did not present the reporting unit as a discontinued operation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144 “Long Lived Assets and Assets to be Disposed Of”.

On October 7, 2005, the Company completed its acquisition of VirtGame Corp. (VirtGame), a provider of open architecture gaming software primarily focused on the delivery of a central-server based slot games and centrally managed sports betting. The Company will issue a total of approximately 1.8 million shares of its common stock for all of the outstanding common stock, preferred stock, warrants and options of VirtGame. The Company also provided VirtGame with a secured credit facility of $2.5 million to bridge their operations until the acquisition was complete. At December 31, 2004, the Company had advanced $0.3 million to VirtGame under this credit facility.

On November 28, 2005, the Company acquired EndX Group, Ltd. (“EndX”), a global gaming management systems software company headquartered in the United Kingdom, for $29.9 million in cash, including transaction costs. EndX had been one of the Company’s key strategic partners for over three years. The EndX Intelligence product suite is currently installed in over 175 gaming centers in approximately 20 countries worldwide, including centers operated by the three major gaming operators located in the United Kingdom. The EndX product has been integrated as a part of CasinoLink® Enterprise Edition. The modules of EndX include cage and cash management, player marketing, table games accounting, and surveillance and alerts monitoring. In addition, we and EndX previously created a version of TableLink® for the international market. Significant North American multi-site installations that have been completed or are in the process of being installed include 17 sites for the British Columbia Lottery Corporation and four sites for the Saskatchewan Indian Gaming Authority.

Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts for the Company and all of its majority-owned subsidiaries and are maintained in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated.

Basis of Presentation, Liquidity and Capital Resources. The consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated net losses of $36.6 million, $6 million and net income of $0.3 million for the years ended December 31, 2006, 2005 and 2004, respectively, and has an accumulated deficit of $150.5 million at December 31, 2006. The Company has used cash from operating activities of $12.1 million, $21.3 million and generated cash from operations of $8.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. The Company has generated cash from financing activities of $17.8 million, $59.6 million and $0.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company has total cash, cash equivalents and restricted cash of $7.2 million and net working capital of $19.7 million at December 31, 2006. Based on the Company’s current operating plan, management believes existing cash, cash forecasted by management to be generated by operations, potential sales of assets including the proceeds from the sale of the table games division which occurred in September 2007, and proceeds from future financing will be sufficient to meet the Company’s working capital and capital requirements through at least December 31, 2007. However, if events or circumstances occur such that the Company does not meet its plans as expected, the Company may not be able to meet its obligations. The Company may seek additional financing, which may include debt and/or equity financing or funding through third party agreements. There can be no assurance that any additional financing will be available on acceptable terms, or available at all. Any equity financing may result in dilution to existing stockholders and any debt financing may include restrictive covenants.

As more fully described in Note 13, the Company is a defendant in the matter Derek Webb et al vs. Mikohn Gaming Corporation. On February 21, 2007, the Company received an adverse jury verdict, and the Company subsequently filed post trial motions.

At the time post trial motions were filed, the Company believed, and outside counsel concurred, that it was remote that the post trial motion process would be concluded before December 31, 2007. On October 25, 2007 the Company’s post trial motions were denied by the United States District Court for the Southern District of Mississippi. The Company would have been required to post a $20 million bond by November 8, 2007, and grant a subordinated security interest for $23.7 million representing the remaining amount of the judgment including plaintiff legal fees within 30 days from the date of judgment in order to appeal this matter. In response to this development, on November 5, 2007, the Company executed a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Webb. The Company will pay $20 million from existing cash on hand one business day from execution of the Settlement Agreement and $4.7 million for Webb’s previously claimed attorney fees 30 business days thereafter. No later than two business days after the payments are made, Webb shall file the necessary pleadings to dismiss the action with prejudice. After the fulfillment of all conditions of the Settlement Agreement and Mutual Release, the Company believes it will have no further obligation with respect to the Webb litigation.

The execution of the Settlement Agreement may constitute an Event of Default under the Company’s Senior Credit Facility. The Company intends to refinance the $10 million in principal currently outstanding under the Senior Credit Facility through one or more future financings, which may include the potential issuance of debt, equity or a combination thereof. To the extent the agreement is deemed to be an Event of Default and the Company is unable to obtain a waiver from the lender or take other action to cure this event, the lender could seek acceleration of the balance.

In addition to the matters referred to above, the Company has the following obligations that need to be repaid in the next 12 months:

The Company has approximately $45 million of 11.875% Senior Secured Notes due August 2008 (the “Notes”). The Company has issued an irrevocable notice to redeem $15 million of the Notes on November 19, 2007 and intends to refinance this payment through borrowings or other financing alternatives. The Company intends to refinance the remaining $30 million of the Notes in late 2007 or early 2008. The Company will evaluate potential financing alternatives including possible issuances of equity, debt or a combination of both. On October 19, 2007, the Company filed a Form S-3 Shelf Registration Statement pursuant to which the Company intends to register up to $50 million of common stock that can be later sold in one or more offerings on terms to be determined at the time of the offering.

The Company believes that if it is not successful in obtaining additional financing, then existing cash and cash forecasted by management to be generated by operations will not be sufficient to meet the Company’s debt repayment obligations and other obligations.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of less than ninety (90) days. The Company places its cash and temporary investments with financial institutions. At December 31, 2006, the Company had deposits with financial institutions in excess of FDIC insured limits by $7.1 million.

Receivables and Allowance for Doubtful Accounts. The Company regularly evaluates the collectibility of its trade receivable balances based on a combination of factors. When a customer’s account becomes past due, dialogue is initiated with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to the Company, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting their business, a specific reserve is recorded for bad debt to reduce the related receivable to the amount the Company expects to recover given all information presently available. The Company also records reserves for bad debt for all other customers based on certain other factors including the length of time the receivables are past due and historical collection experience with individual customers. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could materially change.

Inventories. Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market.

Long-Lived Assets. Property and equipment are stated at cost and are depreciated by the straight-line method over the useful lives of the assets, which range from 3 to 15 years. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Management requires long-lived assets that are held and used by the Company to be reviewed for impairment quarterly or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from related future undiscounted cash flows.

Patents and Trademarks. The Company capitalizes the cost of registering and defending patents and trademarks. These costs are amortized over the useful life of the patent or trademark.

Intangible Assets. Intangible assets consist of patent and trademark rights, goodwill, intellectual property rights, covenants not to compete, software costs, license fees and a perpetual license. They are recorded at cost and are amortized, except goodwill and perpetual license, on a straight-line basis over the period of time the asset is expected to contribute directly or indirectly to future cash flows, which range from 5 to 40 years.

The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) effective January 1, 2002. Under SFAS No. 142, goodwill and indefinite life intangible assets, such as the Company’s perpetual license, are no longer amortized but are subject to periodic impairment tests. Other intangible assets with finite lives, such as patents, software development costs, trademark and proprietary property rights and license and non-compete agreements will continue to be amortized over their useful lives. Management performs impairment reviews annually or whenever events or circumstances occur that would indicate the assets may be impaired.

Deferred Revenues. Deferred revenues consist primarily of arrangements for which revenues will be recognized in future periods.

Deposits. Deposit liabilities represent payments and payment obligations collected in advance from customers pursuant to agreements under which the related sale of inventory has not been completed.

Other Assets. Other long-term assets represent primarily unamortized loan fees, minority investments, and security deposits for building and equipment leases and other services. The Company’s minority investments in non-public companies are accounted for using the cost method, and are regularly reviewed for impairment. When facts and circumstances indicate that an impairment has occurred that is other-than-temporary, the Company records an impairment charge and reduces the carrying value of the investment.

Litigation and Other Contingencies. The Company is involved in various legal matters, litigation and claims of various types in the ordinary course of its business operations. The Company has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The status of significant claims is summarized in Note 13.

GAAP requires that liabilities for contingencies be recorded when its is probable that a liability has been incurred and that the amount can be reasonably estimated. Significant management judgment is required related to contingent liabilities and the outcome of litigation because both are difficult to predict. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Company discloses the nature of the contingency and, where feasible, an estimate of the possible loss.

Foreign Currency Translation. The Company accounts for currency translation in accordance with SFAS No. 52, “Foreign Currency Translation”. Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss).

Nonmonetary Exchanges. The Company adopted SFAS No. 153 “Exchanges of Non-Monetary Assets” (“SFAS No. 153”) for the quarter ended September 30, 2005. SFAS No. 153 addresses the measurement for the exchange of non-monetary assets. SFAS No. 153 requires that exchanges be recorded at fair value provided that fair value is determinable and other qualifying criteria are met as described in the standard. If fair value is not determinable or if the other qualifying criteria are not met, the exchange is recorded at cost.

In September 2005, the Company entered into separate transactions involving the licensing of intellectual property and content. The first involved the license of the Company’s legacy slot operating system of which the Company had previously acquired a portion of the rights to, made significant modifications and enhancements and obtained regulatory approval in numerous jurisdictions. We also acquired unique intellectual property content primarily for use in the Company’s server-based wagering growth initiative from this party who licensed our operating system. These transactions were accounted for as non-monetary exchanges in accordance with SFAS No. 153 and have been recorded at cost in the accompanying consolidated balance sheets.

The second transaction involved obtaining the rights to execute the license of the slot operating system from the current owner. The current owner also purchased core intellectual property from us. These transactions were recorded as non-monetary exchanges in accordance with SFAS No. 153 and recorded at fair value in the accompanying consolidated statement of operations.

Revenue Recognition. The Company recognizes revenue depending on the line of business as follows:

Slot and Table Games. The Company leases and sells proprietary slot and table games to casino customers. Table game lease contracts are typically for a 36-month period with a 30-day cancellation clause. The lease revenue is recognized on a monthly basis. Slot machine lease contracts are either on revenue participation or a fixed-rental basis. Slot machine lease contracts are typically for a month-to-month period with a 30-day cancellation clause. On a participation basis, the Company earns a share of the revenue that the casino earns from these slot machines. On a fixed-rental basis, the Company charges a fixed amount per slot machine per day. Revenues from both types of lease arrangements are recognized on the accrual basis. The sales agreements for proprietary table games and slot games consist of the sale of hardware and a perpetual license for the proprietary intellectual property. Slot and table game sales are executed by a signed contract or a customer purchase order. Revenues for these sales agreements are generally recognized when the hardware and intellectual property is delivered to the customer.

Systems. System sales consist of a suite of products (some of which are sold separately) that enable gaming entities to track customer gaming activity, account for slot machine activity and operate progressive jackpot systems. There are proprietary hardware and software components to the systems. The Company accounts for system sales in accordance with Statement of Position 97- 2, “Software Revenue Recognition” (“SOP 97-2”). System sales are considered multiple element arrangements because they include hardware, software, installation, training and post-sale customer support. System sales are evidenced by a signed contract. Follow-up spare parts and hardware-only sales are evidenced by a purchase order. Revenue for system sales is recognized when: (i) there is a signed contract with a fixed determinable price; (ii) collectibility of the sale is probable; and (iii) the hardware and software have been delivered, installed, training has been completed and acceptance has occurred.

Not all systems contracts require installation. Examples include sales of hardware only to (i) previous customers that are expanding their systems, (ii) customers that have multiple locations and do the installation themselves and require an additional software license and hardware and (iii) customers purchasing spare parts.

Postcontract Customer Support. Maintenance and support for substantially all of the Company’s products are sold under agreements with established vendor-specific objective evidence of fair value in accordance with the applicable accounting literature. These contracts are generally for a period of three years and revenue is recognized ratably over the contract service period. Further training is also sold under agreements with established vendor-specific objective evidence of price, which is based on daily rates and is recognized as the services are provided.

License Arrangements. A significant portion of the Company’s revenues are generated from the license of intellectual property, software and game content. These licenses are sold on a stand-alone basis or in multiple element arrangements. Revenue is recognized from these transactions in accordance with the applicable accounting literature. Revenues under perpetual license arrangements are generally recognized when the license is delivered. Revenues under fixed term arrangements are generally recognized over the term of the arrangement or in a manner consistent with the earnings process. For arrangements with multiple deliverables, revenue is generally recognized as the elements are delivered so long as the undelivered elements have established fair values as required in the applicable accounting literature.

Interior Signage. Product sales are executed by a signed contract or customer purchase order. Revenue is recognized when the completed product is delivered. If the agreement calls for the Company to perform an installation after delivery, revenue related to the installation is recognized when the installation has been completed and accepted by the customer.

Stock-Based Compensation. Beginning January 2006, the Company adopted the modified prospective application method contained in SFAS No. 123 (revised December 2004), “Share-Based Payment” (“SFAS No. 123(R)”), to account for share-based payments. As a result, the Company applies this pronouncement to new awards or modifications of existing awards in 2006 and thereafter. Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based payments under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under APB No. 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

The principal effects of adopting SFAS No. 123(R) are:

•	The fair value of unvested outstanding options at the beginning of first quarter 2006 will be expensed over the remaining service period.

•

Forfeitures over the expected term of the award are estimated at the date of grant and the estimates adjusted to reflect actual subsequent forfeitures. Previously, the Company had reflected forfeitures as they occurred. The effect of this change was not significant.

•

Any tax benefits recognized as a result of the exercise of employee stock options would be classified as a financing cash flow. The Company has not recognized any tax benefits related to stock-based compensation cost as a result of the full valuation allowance on its net deferred tax assets and its net operating loss carryforwards.

Adoption of this new pronouncement did not change the methodology the Company uses to determine the fair value of its share-based compensation arrangements. The Company uses the Black-Scholes-Merton option- pricing model for stock options and the grant date fair value of our common stock for restricted stock awards.

Equity Instruments Issued to Outside Parties. The Company’s accounting policy for equity instruments issued to outside parties in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized as a charge to the statement of operations over the term of the consulting agreement. The number of uncancelled options issued to consultants at December 31, 2006, was 98,000, with a range of exercise prices from $4.38 to $7.75 per share, and an unamortized fair value of less than $0.1 million.

During the year ended December 31, 2006, the Company issued warrants to purchase an aggregate of 350,000 shares of the Company’s common stock to Ableco Holding LLC representing a portion of the debt issue costs related to the Company’s long-term debt arrangements. Upon issuance, the fair value of these warrants was recorded as a prepaid loan fee, and is being recognized as a charge to the statement of operations on the straight-line method over the term of the debt facility. At December 31, 2006, the number of shares issuable under uncancelled warrants held by Ableco Holding LLC was 350,000. The exercise price for 200,000 of the shares is $8.47 per share, 75,000 of the shares are exercisable at $8.42 per share, and the remaining 75,000 shares have a variable strike price to be determined on or before August 4, 2007 in accordance with the terms of the warrant. The term of the warrants is seven years.

From 1998 to 2000, the Company licensed rights to intellectual property, including rights to develop and market gaming devices and associated equipment under certain Ripley and Hasbro trademarks, in exchange for warrants to purchase shares of the Company’s common stock. During the year ended December 31, 2006, the Company licensed certain intellectual property rights from Harrah’s in exchange for 325,000 warrants to purchase shares of the Company’s common stock at an exercise price of $7.50 per share. These warrants were valued using the Black-Scholes-Merton option-pricing model using volatility of 60%, expected life of six years, risk free rate of 4.79%, and expected dividends of zero.

At December 31, 2006, the number of uncancelled warrants issued in exchange for license agreements was 547,500, with a weighted average exercise price of $7.70 per share.

Software Development Capitalization. The Company capitalizes costs related to the development of certain software products that meet the criteria under SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed”.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” pursuant to which the Company records deferred income taxes for temporary differences that are reported in different years for financial reporting and for income tax purposes. Such deferred tax liabilities and assets are classified into current and non-current amounts based on the classification of the related assets and liabilities.

Guarantees. In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34”, which disclosures are effective for financial statements issued after December 15, 2002. While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, the Company believes these guarantees would only result in immaterial increases in future costs, and do not represent significant or contingent liabilities of the indebtedness of others.

Use of Estimates and Assumptions. The Company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. Certain of the Company’s accounting policies require that management apply significant estimates, judgments and assumptions, that it believes are reasonable, in calculating the reported amounts of certain assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. By their nature, these estimates are subject to an inherent degree of uncertainty. Management’s judgments are based on historical experience, terms of existing contracts, observance of known industry trends, and information available from outside sources, as appropriate. On a regular basis, management evaluates its estimates including those related to lives assigned to the Company’s assets, the determination of bad debts, inventory valuation reserves, asset impairment and self-insurance reserves. There can be no assurance that actual results will not differ from those estimates.

Related Party Transactions. On May 2, 2005, the Company sold substantially all the assets of its sign and graphics manufacturing business to a third party, retaining less than 1% equity interest. The Company and Mikohn Signs and Graphics, LLC (“MSG”), signed a Transition Services Agreement and a Manufacturer’s Supply Agreement upon completion of the transaction.

The Transition Services Agreement had a term of six months ending on November 2, 2005 that required certain services to be performed by both parties during the separation. The Company was obligated to provide administrative support, customer service and compliance assistance, whereas MSG was obligated to provide electronic assembly and warehousing services during the term of the agreement.

Both parties entered into a three year Manufacturer’s Supply Agreement at the close of the transaction, whereby MSG would purchase electronics from the Company at its standard OEM pricing. For the year ended December 31, 2006, MSG purchased $0.3 million in electronic displays and related products from the Company.

In addition, under the Manufacturer’s Supply Agreement, MSG will provide the Company assembly, testing, shipping and warehousing services at MSG’s warehouse at hours worked plus any overhead associated with providing these services, multiplied by 110%. On January 3, 2006, the Company terminated this portion of the agreement and is currently using a third party contract manufacturer in Las Vegas, Nevada to provide these same services.

From time to time, the Company purchases signage and sign related products from MSG in conjunction with its progressive jackpot systems. During the twelve months ended December 31, 2006, the Company purchased $0.5 million from MSG.

In June 2005, the Company entered into a worldwide exclusive license with Magellan Technology Pty Limited (“Magellan”). The Company licensed, on an exclusive basis, Magellan’s rights to its RFID reader, tag and related intellectual property for any gaming applications for $3.1 million. The Company also completed the purchase of a minority interest in Magellan in 2006. In connection with the Company’s exclusive global master license to use Magellan’s RFID technology in gaming worldwide, the Company purchased $0.9 million of inventory from Magellan during the year ended December 31, 2006.

Reclassifications. Certain balance sheet and income statement amounts reported in the prior years have been reclassified to follow the Company’s current year’s reporting practice.

Recently Issued Accounting Standards. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). SFAS No. 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS No. 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the effect of implementing this guidance, which depends on the nature and extent of items elected to be measured at fair value, upon initial application of the standard on January 1, 2008.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position, cash flows, and results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides interpretive guidance on the SEC’s views on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provisions of SAB No. 108 were effective for the Company for the fiscal year ended December 31, 2006. The adoption of SAB No. 108 had no effect on the Company’s financial statements for the year ended December 31, 2006.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. The Company is evaluating FIN 48 and has not yet determined the impact the adoption will have on the consolidated financial statements.

2. Acquisitions

In 2005 the Company completed three business acquisitions. For each of the acquisitions, the purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition. The estimated fair values were based on independent appraisals, discounted cash flow analysis and estimates made by management. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets acquired, such excess was allocated to goodwill.

VirtGame

On October 7, 2005, the Company completed it acquisition of VirtGame Corp. in a stock swap in which the Company will issue a total of approximately 1.3 million shares of common stock in exchange for all of the outstanding shares of VirtGame’s common and preferred stock, as well as approximately 0.5 million shares issuable in the future upon the exercise of options and warrants. VirtGame is a provider of open architecture gaming software primarily focused on the delivery of central server-based games and centrally managed sports betting. The cost of the acquisition was $21.2 million, comprising $19.3 million in common stock and $1.9 million in cash transaction costs.

The value of the common stock to be issued was determined based on the average market price of the Company’s common stock over a period of days surrounding the measurement date, in accordance with the applicable accounting literature. The estimated fair value of the options and warrants issued in the transaction were determined using the Black-Scholes option pricing model.

The following table summarizes the final allocation of the purchase price to estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Net current assets	$(0.8)
Property and equipment, net	0.2
Goodwill	18.1
Intangible assets	9.5
Working capital loan	(2.4)
Deferred tax liability	(3.4)

Net assets acquired	$21.2

Of the $9.5 million in intangible assets, $9.3 million has been assigned to developed core technology (six-year life) and $0.2 million has been assigned to customer lists (three-year life).

The $18.1 million of goodwill was assigned to the systems segment, and the Company anticipates this goodwill will not be deductible for tax purposes.

EndX

On November 28, 2005, the Company acquired EndX, a global gaming management systems software company headquartered in the United Kingdom, in a cash purchase transaction. The cost of the acquisition was $29.9 million including $2.7 million in transaction costs.

The following table summarizes the final allocation of the purchase price to estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Net current assets	$0.1
Property and equipment, net	0.1
Goodwill	22.2
Intangible assets	10.7
Deferred tax liability	(3.2)

Net assets acquired	$29.9

Of the $10.7 million in intangible assets, $9.2 million has been assigned to developed core technology (six-year life) and $1.5 million has been assigned to customer lists (three-year life).

The $22.2 million of goodwill was assigned to the systems segment, and the Company anticipates this goodwill will not be deductible for tax purposes.

PitTrak

On January 5, 2005, the Company acquired substantially all the assets of PitTrak®, a table games management system. PitTrak® has similar functionality as TableLink® and provides the Company with an existing installed base of over 400 tables and access to sell its management solutions worldwide. The total purchase consideration of $2.8 million was allocated to intangible assets, including goodwill of $2.6 million, software costs, patents, trademarks, and customer lists totaling $0.4 million, and net current liabilities of $0.2 million. The goodwill of $2.6 million was assigned to the systems segment, and the Company anticipates this goodwill will not be deductible for tax purposes.

Pro Forma Results (unaudited)

The results of operations of the entities acquired in the PitTrak, EndX and VirtGame acquisitions, and the effects of related financing, have been included in our consolidated financial statements since their respective January 5, 2005, October 7, 2005, and November 28, 2005, dates of acquisition. The following unaudited pro forma consolidated financial information has been prepared assuming that the following transactions had occurred at the beginning of 2005 and 2004:

•	The acquisition of PitTrak, as if it occurred on January 1, 2004 and 2005;

•	The acquisition of EndX , as if it occurred on January 1, 2004 and 2005;

•

The acquisition of VirtGame as if it occurred on January 1, 2004 and 2005, and the related issuance of approximately 1.2 million shares of common stock in exchange for the outstanding common and preferred stock of VirtGame.

(Amounts in thousands)	2005	2004
Net revenues	$82,079	$101,812

Income (loss) from operations	$(757)	$5,165

Net loss	$(12,117)	$(4,692)

Loss per share—basic and diluted	$(0.46)	$(0.20)

Other Acquisitions

During 2006 the Company purchased an 11% minority investment in a non-public entity for $6 million in cash. This investment is accounted for using the cost method, and is periodically reviewed for impairment. No impairment of this investment was recognized during the year ended December 31, 2006.

3. Fair Values of Financial Instruments

The following table presents the carrying amount and estimated fair market value of financial instruments at December 31, 2006:

(Amounts in thousands)	Carrying Amount	Estimated Fair Market Value
Senior Notes	$44,415	$45,731

The carrying values of contract sales and notes receivable, capital leases, and the secured working capital line of credit approximate fair values. The estimated fair value of fixed rate long-term debt was determined by using quoted market prices and where quoted market prices are not available the fair value was calculated utilizing the present value of estimated future cash flows and applying discount rates commensurate with the risks involved.

4. Receivables

Accounts receivable at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Trade accounts	$15,531	$12,874
Other	3,230	850

Subtotal	18,761	13,724
Less: allowance for doubtful accounts	(943)	(805)

Net	$17,818	$12,919

Contract and notes receivable at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Contract sales and notes receivable	$8,100	$19,288
Less: allowance for doubtful accounts	(1,529)	(1,529)

Net	$6,571	$17,759

Current portion	$6,407	$15,670

Changes in the allowance for doubtful accounts for the years ended December 31, 2006, 2005 and 2004 are as follows:

(Amounts in thousands)	2006	2005	2004
Allowance for doubtful accounts—beginning	$2,334	$2,429	$3,496
Provision for bad debts (recoveries)	228	(49)	149
Write-offs	(90)	(46)	(1,216)

Allowance for doubtful accounts—ending	$2,472	$2,334	$2,429

Included in other receivables at December 31, 2006 is $2.8 million receivable from an insurance company related to a settlement of a class action lawsuit (See Note 13.)

5. Inventories

Inventories at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Raw materials	$7,752	$7,384
Finished goods	4,759	4,303
Work-in-progress	15	4

Subtotal	12,526	11,691
Less: reserve for obsolete inventory	(1,040)	(1,157)

Total	$11,486	$10,534

Changes in the reserve for obsolete inventory for the years ended December 31, 2006, 2005 and 2004 are as follows:

(Amounts in thousands)	2006	2005	2004
Reserve for obsolete inventory—beginning	$1,157	$1,332	$4,479
Provision for obsolete inventory	942	(85)	(912)
Write-offs	(1,059)	(90)	(2,235)

Reserve for obsolete inventory—ending	$1,040	$1,157	$1,332

On July 1, 2006, the European Union adopted the RoHS initiative (restriction of the use of certain hazardous substances in electrical and electronic equipment). This initiative is expected to be adopted in other jurisdictions, including the United States, during 2007. As a result of the adoption of this initiative, the Company completed a comprehensive analysis of its inventories during the second quarter of 2006. As a result of this review, the Company recorded an additional reserve for obsolete inventory of $0.9 million.

6. Property and Equipment

Property and equipment at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Buildings and leasehold improvements	$1,125	$977
Machinery and equipment	10,021	7,452
Equipment leased to others	3,949	4,228
Furniture and fixtures	1,790	1,773
Transportation equipment	662	677

Subtotal	17,547	15,107
Less: accumulated depreciation	(12,091)	(10,690)

Total	$5,456	$4,417

Depreciation expense for property and equipment was $1.8 million, $2.6 million and $7.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

7. Goodwill and Intangible Assets

Intangible assets at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Perpetual license	$35,762	$35,762
Patent and trademark rights	16,698	15,769
Covenants not to compete	—	377
Software development costs	4,359	1,905
Licensed technology	5,483	3,940
Core technology and other proprietary rights	22,613	21,100

Subtotal	84,915	78,853
Less: accumulated amortization	(22,539)	(16,902)

Total	$62,376	$61,951

During 2005 the Company reclassified $12.4 million of the perpetual license to goodwill and adjusted the related deferred tax liability by $6.9 million.

In accordance with SFAS No. 144, the Company performs an impairment analysis on all of its long-lived and definite life intangible assets on an annual basis, or whenever events or circumstances occur that would indicate the assets may be impaired. In accordance with SFAS No. 142, for indefinite lived assets including perpetual licenses and goodwill, the Company’s management oversees the performance of an annual valuation to determine if any impairment has occurred. Valuation tests as of September 30, 2006 and 2005 did not indicate any impairment.

The net carrying value of goodwill and other intangible assets as of December 31, 2006 by segment consists of the following:

	Net Amount Allocated by Segment
(Amounts in thousands)	Slot and Table Games	Systems	Total
Goodwill	$14,838	$43,176	$58,014
Indefinite life intangible asset (perpetual license)	31,276	—	31,276
Definite life intangible assets (detail below)	11,033	20,067	31,100

Total	$57,147	$63,243	$120,390

The net carrying value of goodwill ($58.0 million) as of December 31, 2006 is included in the geographic operations of North America ($29.6 million), Europe ($25.4 million), and Australia / Asia ($3.0 million).

Definite life intangible assets as of December 31, 2006, subject to amortization, are comprised of the following:

(Amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Net

Patent and trademark rights	$16,698	$(11,097)	$5,601
Software development costs	4,359	(797)	3,562
Licensed technology	5,482	(965)	4,517
Core technology and other proprietary rights	22,612	(5,192)	17,420

Total	$49,151	$(18,051)	$31,100

Amortization expense for definite life intangible assets was $7.5 million, $2.3 million and $1.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Annual estimated amortization expense for each of the five succeeding fiscal years is as follows:

(Amounts in thousands)
2007	$7,485
2008	7,053
2009	6,625
2010	6,308
Thereafter	3,629

Total	$31,100

8. Other Assets

Other assets at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Slot content	$—	$431
Deposits	803	569
Debt issue costs	4,518	1,245
Minority investments	6,038	38
Other	1,476	1,147

Total	$12,835	$3,430

9. Accrued Liabilities

Accrued liabilities at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Payroll and related costs	$3,153	$1,461
Interest	1,341	863
Royalties	374	524
Restructuring and severance expense	512	308
Liability for intellectual property	—	1,500
Legal and tax	4,227	457
Other	431	439

Total	$10,038	$5,552

Included in accrued liabilities at December 31, 2006 is $2.8 million related to a settlement of a class action lawsuit (See Note 13.)

During the second quarter of 2006, the Company recorded charges for certain legal and tax matters, severance for a former executive officer and the restructuring of its international offices. On June 16, 2006, the Company entered into a separation agreement with its former CFO, resulting in charges of $0.9 million for severance and $0.9 million for stock compensation expense. Due to the proliferation of gaming in Asia, particularly Macau, the Company has realigned its international operations to respond to changing market opportunities in this region of the world. As a result of this restructuring, the Company has commenced the closure of its office in Oxford, England and is in the process of relocating certain key employees to Macau. The Company recognized $0.3 million of charges related to this restructuring during the quarter ended June 30, 2006. During the second quarter of 2006 the Company recorded $1.5 million of charges related to certain legacy legal and tax matters in accordance with SFAS No. 5 “Accounting for Contingencies”.

10. Net Gain on Disposition of Non-core Assets

During the second quarter of 2005, the Company completed the sale of its interior sign division, which resulted in a gain of $7.4 million, including transaction costs. Additionally, the Company commenced the process of repositioning its existing slot machine platform to focus on central-server based games and third party content development. In connection with this repositioning, the Company entered into an asset purchase agreement to sell certain non-gaming slot hardware related to its existing platform. In connection with the repositioning, the Company recorded an impairment charge of $4.9 million equal to the amount by which the carrying value exceeded fair value determined by the selling price.

11. Gain on Sale of Core Intellectual Property

During the third quarter of 2005, the Company completed a $2.5 million strategic licensing transaction by selling the remaining rights to certain intellectual property through a nonmonetary transaction, but retained a non-exclusive right to use the intellectual property in the Company’s operations. This gain was based upon the fair value of intellectual property sold in the exchange.

12. Debt

Long-term debt at December 31, 2006 and 2005 consists of the following:

(Amounts in thousands)	2006	2005
11.875% Senior Secured Notes due August 15, 2008, net of unamortized discount of $585 and $954	$44,415	$44,046
Capital leases secured by transportation, gaming and manufacturing equipment, interest rates between 4.1% and 13.19% and due through 2006. The related capitalized cost for these leases is $0 and $69.	—	2
Unsecured promissory note to TAB, Ltd. bearing interest at 5%, principal and interest due currently	113	284
Notes payable secured by transportation and office equipment, interest rates between 0% to 12% due through 2007	15	26
Secured revolving working capital line of credit of $22.5 million. Interest at prime rate plus 3.5% (currently 11.75%), interest payable monthly, due 2009.	17,636	—

Total	62,179	44,358
Less: current portion	(128)	(287)

Long-term portion	$62,051	$44,071

The following is the long-term debt maturity schedule:

(Amounts in thousands)
2007	$128
2008	45,000
2009	17,636
2010	—
2011	—

Total	$62,764

On April 20, 2006, the Company completed the first of two phases of securing a credit facility for completion of its minority investment in Magellan Technology Pty., Ltd., and for general working capital purposes. The first phase included an arrangement for a $10 million senior secured term loan due April 19, 2007. Outstanding principal under the facility bore interest at the prime rate of interest plus 2.25%. Underwriting fees related to the facility equaled 3.5% of the total principal and warrants to purchase 200,000 shares of the Company’s common stock. The warrants were valued using the Black-Scholes method using expected volatility of 60%, expected term of seven years, risk free rate of 4.97%, and expected dividends of zero. The fair value of these warrants is classified in Other Assets in the accompanying balance sheet.

On August 4, 2006, the Company completed the final phase of its credit facility with an affiliate of Cerberus Capital Management, L.P., Ableco Finance LLC (“Cerberus”). The $22.5 million, three-year revolving credit facility is intended for general working capital purposes and replaced the existing $10 million facility completed in the first stage of the financing. Outstanding principal under the $22.5 million facility will bear interest at the prime rate of interest plus an applicable margin (currently 11.75%) or a LIBOR rate plus an applicable margin. Underwriting fees related to the facility equal 2.0% of the total principal and warrants to purchase 150,000 shares of the Company’s common stock. The warrants were valued using a binomial lattice model and a Monte Carlo model using volatility of 69.64%, derived service period of one year, risk free rate of 5.05%, and expected dividends of zero. The fair value of these warrants is classified in Other Assets in the accompanying balance sheet. The terms of the Cerberus facility require the Company to comply with certain financial covenants covering senior debt leverage ratio, total debt leverage ratio, minimum EBITDA, minimum cash plus availability, minimum interest coverage, and certain negative covenants.

On March 20, 2007, the Company and Cerberus entered into an amendment to their existing facility. Under the amendment Cerberus waived certain financial covenant requirements for the quarters ended December 31, 2006 and the quarter ended March 31, 2007. The Company was required to pay an amendment fee of $225,000 and the interest rate charged by Cerberus under the facility was increased by 50 basis points. The Company will retain full use of its facility, in accordance with the agreement, in future periods. The amendment fee was accrued as of December 31, 2006 and is reflected in the accompanying financial statements.

As of December 31, 2006, the Company is in compliance with all debt covenants, after considering the waiver described above.

In connection with the Company’s December 2005 retirement of $20.0 million of its Senior Secured Notes (“Notes”), the Company incurred a loss for the early retirement of debt, totaling $3.0 million. The loss includes a charge of $1.2 million for the premium paid on the repurchase of the Notes and non-cash charges to write-off $1.8 million representing the unamortized bond issue costs and unamortized discount on the Notes retired.

On November 9, 2005, the Company completed its sale of 8.3 million shares of its Common Stock at a price of $9.25 per share. Proceeds from the transaction were used to fund strategic developments and acquisitions, repurchase and retire $20.0 million of the Company’s Notes, provide working capital and for other general corporate purposes.

On August 22, 2001, the Company completed the private placement of $105.0 million of its 11.875% Senior Secured Notes (“Notes”) due 2008 and warrants to purchase an aggregate of 420,000 shares of its common stock at a price of $7.70 per share. Interest payments are due on May 1 and November 1 until 2008. The Notes are secured by a security interest in certain of the Company’s assets and certain assets of its subsidiaries. On or after August 15, 2005, the Company has the right to redeem all or some of the Notes at a price that decreased over time from 105.938% of the principal amount in 2005 to 100.0% of the principal amount in 2007, plus accrued and unpaid interest. The Notes include, among other covenants, a requirement that the Company maintain cash and cash equivalents and unused availability equal to $5.0 million (as defined in the Indenture to the Senior Secured Notes). The Company was in compliance with this covenant as of December 31, 2006 and 2005. Each warrant issued entitles the holder to purchase four shares of the Company’s common stock at a price of $7.70. The warrants expire on August 15, 2008. The fair market value of the warrants at date of issue was recorded as additional paid in capital.

The covenants governing the Company’s indebtedness restrict its ability to pay and declare dividends without the consent of the applicable lenders.

13. Commitments and Contingencies

The Company leases certain of its facilities and equipment under various agreements for periods through the year 2012. The following schedule shows the future minimum rental payments required under these operating leases, which have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006:

(Amounts in thousands)	Minimum Payments

2007	$2,710
2008	2,382
2009	1,923
2010	1,263
2011	447
Thereafter	—

Total	$8,725

Rent expense, net of sublease rentals, was $2.7 million, $2.4 million and $3.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Other Commitments and Contingencies

A lease agreement for a building in Las Vegas, Nevada was terminated during 2005 and a $1.0 million letter of credit securing rent payments was released from escrow.

In August 2004, the Company signed a five-year strategic partnership agreement with International Game Technology (“IGT”) to license segments of its patent portfolio of technology and to develop video slot games based on Progressive content. The new games will be developed on IGT’s game platform and distributed by Progressive. IGT also licensed aspects of its intellectual property to the Company for its games as well as for certain joint development. Under this agreement, the Company is committed to purchase from IGT a minimum of 600 slot machines with the Company’s game content ported on them over the life of the agreement. The Company will be required to pay for the slot machines through a daily fee arrangement whereby IGT will receive an amount equal to 25% of the Company’s gross revenue derived from the slot machines, with a minimum of $12.50 per day per machine, as defined in the agreement.

Legal Matters

The Company was sued by Derek Webb and related plaintiffs in the U.S. District Court, Southern District of Mississippi, Jackson Division, in a case filed on December 27, 2002. The plaintiffs alleged state law interference with business relations claims and federal antitrust violations and contended that the Company illegally restrained trade and attempted to monopolize the proprietary table game market in the United States. At trial, Plaintiffs sought monetary damages, penalties and attorneys’ fees in excess of several million dollars based on the attempted monopolization claim only. Trial on this case was held in January and February, 2007. In a jury verdict, the plaintiff was awarded the sum of $13 million for his claims, which amount was trebled in accordance with applicable law. As a result, on or about February 21, 2007, judgment was entered in favor of plaintiffs in the amount of $39 million, plus the costs of suit, including a reasonable attorney’s fee. Plaintiffs claim that costs of suit and attorney’s fees together exceed $4.6 million. The Company filed post-trial claims for relief (including a motion for a new trial and a motion for a judgment as a matter of law) and, if necessary, it intends to initiate the appeals process. The enforcement of the judgment that has awarded the damages in this case was stayed during the pendency of the motion for a new trial. At the time post trial motions were filed, the Company believed, and outside counsel concurred, that it was remote that the post trial motion process would be concluded before December 31, 2007, however on October 25, 2007 the Company’s post trial motions were denied by the United States District Court for the Southern District of Mississippi. The Company would have been required to post a $20 million bond by November 8, 2007 and grant a subordinated security interest for $23.7 million representing the remaining amount of the judgment including plaintiff legal fees within 30 days from the date of judgment in order to appeal this matter. In response to this development, on November 5, 2007, the Company executed a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Webb. The Company will pay $20 million from existing cash on hand one business day from execution of the Settlement Agreement and $4.7 million for Webb’s previously claimed attorney fees 30 business days thereafter. No later than two business days after the payments are made, Webb shall file the necessary pleadings to dismiss the action with prejudice. After the fulfillment of all conditions of the Settlement Agreement and Mutual Release, the Company believes it will have no further obligation with respect to the Webb litigation.

The Company is currently in a dispute with Hasbro, Inc. that was filed in the U.S. District Court in Rhode Island centering primarily around the calculation of royalty payments from 1999-2002 on the sale and license of certain of Progressive’s branded slot machines. Hasbro is seeking monetary damages, which could be in excess of several million dollars.

The Company received a complaint from Olaf Vancura, a former employee, on July 18, 2005, alleging various claims associated with allegations of breach of employment agreement. A claim for the return of patents assigned to the Company has also been made. Under the Company’s agreement with Mr. Vancura, the matter is required to be handled through binding arbitration. Arbitration has been set for June 5, 2007. The Company believes that it has exercised due care in satisfying all obligations under this employment agreement and will continue to defend this claim.

On or about May 8, 2006, the Company was served with a First Amended Complaint by Gregory F. Mullally in regards to a case pending in the United States District Court for the District of Nevada. Mr. Mullally’s First Amended Complaint added the Company and over ten other defendants in a case that has been pending since 2005. The case makes various legal claims relating to an allegation that Mr. Mullally owns the Internet rights to the proprietary table games known as Caribbean Stud® and 21 Superbucks. The Company believes this case is without merit and intends to defend this claim vigorously.

Commencing on November 28, 2005, four similar purported class action complaints were filed in the United States District Court for the District of Nevada naming the Company and two of the Company’s officers as defendants, and seeking unspecified money damages under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The complaints all alleged that during a “class period” beginning in early 2005 and ending on October 19, 2005, the defendants misled the Company’s investors concerning the prospective application of SFAS No. 153 to the Company’s financial statements for the third quarter of 2005. The complaints were consolidated into a single action, and plaintiffs filed their amended complaint on April 13, 2006, which also asserted claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. Defendants filed a motion to dismiss the amended complaint. On August 31, 2006, the court denied the motions with regard to the Sections 11 and 15 claims, but dismissed the other claims, with leave to amend. The parties have reached a tentative settlement, subject to the completion of confirmatory discovery and court approval, and as a result, the court has stayed plaintiffs’ filing of a second amended complaint. The court has ordered the parties to submit settlement documentation for preliminary approval by March 2, 2007. On March 7, 2007, the Court preliminarily approved the settlement between the parties. Under the terms of the settlement, the plaintiffs agree to dismiss with prejudice all claims against all defendants, including the Company and its current and former officers and directors, in exchange for a payment in the amount of $2.8 million, virtually all of which is being provided pursuant to the Company’s insurance coverage. The Court is expected to hold a hearing on June 6, 2007 to render a final ruling on the settlement. Virtually all of the tentative settlement is being provided pursuant to the Company’s insurance coverage. The Company’s financial statements for the year ended December 31, 2006 reflect substantially all of the costs related to this litigation, as well as a current liability for the settlement amount and a corresponding current receivable from the insurance company.

In December 2005, Interactive Systems Worldwide Inc. (“ISWI”) filed an action against the Company in the Federal District Court for New Jersey, alleging that the Company’s “Rapid Bet Live™” and “Primeline™” products infringe U.S. Patent Nos. 5,573,244 and 5,842,921. In March 2006, the Federal District Court for New Jersey transferred this action to the Federal District Court for Nevada. The Company and ISWI are currently in settlement discussions. The Company does not expect the settlement of this claim will have a material impact on its financial position, liquidity or results of operations.

On or about August 1, 2006, the Company was served with a Complaint by DTK, LLC in regards to a case pending in the Circuit Court of Harrison County, Mississippi, First Judicial District. The Complaint makes various legal claims surrounding allegations that Progressive is responsible for damages caused by Hurricane Katrina to its former facility in Gulfport. Trial on this case has been set to occur within a three week period starting on September 10, 2007. The Company intends to defend this claim vigorously.

In August 2004, the Company sued Paltronics, Inc. for patent infringement in the United States District Court for the District of Nevada. In November 2005, the Company elected to no longer pursue the lawsuit, and on June 1, 2006, the Court dismissed the case with prejudice. However, still pending before the Court are Paltronics, Inc.’s requests for approximately $0.5 million in attorney’s fees and costs related to the litigation.

The Company was sued by Paltronics, Inc. in the U.S. District Court District of Nevada in a case filed on August 26, 2006. Paltronics alleges patent infringement in regards to an embodiment of multi screen presentations that Progressive sells as an-add on module for slot machines. The Company believes it is well positioned to defend against this claim. This case is still in the early stages and the Company cannot currently make an assessment of the outcome, but intends to defend this case vigorously.

On or about February 14, 2007, the Company was served with a complaint by CEI Holding, Inc. in regards to a case pending in the Eighth Judicial District Court, Clark County Nevada (Case Number: A535019). CEI Holding claims that Progressive allegedly failed to pay the accounts payable obligations of Casino Excitement, Inc. pursuant to a 2002 stock purchase agreement wherein Casino Excitement, Inc. (the Company’s former exterior sign business) was sold by the Company. This case is still in the early stages and the Company cannot currently make an assessment of the outcome, but intends to defend this case vigorously.

From time to time the Company is also involved in other legal matters, litigation and claims of various types in the ordinary course of its business operations, including matters involving bankruptcies of debtors, collection efforts, disputes with former employees and other matters. Except as noted above, no significant accruals have been recorded for legal matters.

14. Income Taxes

Income (loss) from continuing operations before tax consisted of the following:

(Amounts in thousands)	2006	2005	2004
U.S.	$(31,948)	$(7,504)	$219
Foreign	(4,676)	1,521	(25)

Total	$(36,624)	$(5,983)	$194

The (provision) benefit for income taxes for the years ended December 31, 2006, 2005 and 2004 consist of:

(Amounts in thousands)	2006	2005	2004
Current	$(283)	$—	$65
Deferred	283	—	—

Total provision	$—	$—	$65

Continuing operations	$—	$—	$65
Discontinued operations	—	—	—

Total benefit (provision)	$—	$—	$65

The (provision) benefit for income taxes for the years ended December 31, 2006, 2005 and 2004 differs from the amount computed at the federal income tax statutory rate as a result of the following:

(Amounts in thousands)	2006	%	2005	%	2004	%
Amounts at statutory rate	$12,818	35.0%	$2,094	35.0%	$(68)	(35.0)%
Adjustments:
Foreign subsidiaries tax, net	(252)	(0.7)%	(76)	(1.3)%	55	28.3%
State income tax	380	1.0%	87	1.5%	60	31.0%
Non-deductible expenses and other	1,117	3.1%	(73)	(1.2)%	285	146.7%
Valuation allowance	(14,063)	(38.4)%	(2,032)	(34.0)%	(267)	(137.6)%

Total benefit (provision)	$—	0.0%	$—	0.0%	$65	33.5%

The components of the net deferred tax liability at December 31, 2006 and 2005 consist of the following:

(Amounts in thousands)	2006	2005
Deferred tax assets:
Current:
Inventory book / tax differences	$1,007	$1,010
Prepaid expenses and other	1,584	1,183
Valuation allowance	(2,591)	(2,193)

Subtotal	—	—

Noncurrent:
Deferred revenue	1,226	1,052
Tax credits	2,247	1,930
Intangible assets and other	6,149	2,745
Property and equipment and other	—	2,090
Net operating loss carryforward	50,608	39,137
Valuation allowance	(54,079)	(43,828)

Subtotal	6,151	3,126

Total deferred tax assets	6,151	3,126

Deferred tax liabilities:
Current:	—	—
Noncurrent:
Perpetual license	(16,996)	(17,982)
Property and equipment and other	(1,011)	—

Subtotal	(18,007)	(17,982)

Total deferred tax liabilities	(18,007)	(17,982)

Net deferred tax liability	$(11,856)	$(14,856)

Changes in the deferred tax valuation allowance for the years ended December 31, 2006, 2005 and 2004 were as follows:

(Amounts in thousands)	2006	2005	2004
Beginning balance	$46,021	$37,510	$37,243
Additions (deductions)	14,063	2,032	267
Purchase accounting adjustments	(3,414)	6,479	—

Ending balance	$56,670	$46,021	$37,510

At December 31, 2006, the Company had federal net operating loss carryforwards of $131.7 million, which will begin to expire after the year ended December 31, 2016. The Company also had General Business and AMT tax credit carryforwards of $2.0 million and $0.3 million, respectively. At December 31, 2006, a valuation allowance was recorded to reduce the deferred tax asset because management believes that the recognition of the tax benefit could not be assured. The Company acquired $20.1 million of net operating loss carryforwards from the acquisition of VirtGame. A full valuation allowance was provided on these net operating losses. The future utilization of these net operating losses will reduce the goodwill recorded in the VirtGame acquisition. Under Federal Tax Law IRC Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.

As discussed in Note 7, during 2005 the Company reclassified a portion of the perpetual license to goodwill and has decreased the related deferred tax liability by $6.9 million accordingly. For purposes of comparability, a similar reclassification and adjustment is reflected in 2004 amounts.

15. Earnings Per Share

The following table provides a reconciliation of basic and diluted earnings (loss) per share for the years ended December 31, 2006, 2005 and 2004:

(Amounts in thousands except per share amounts)	2006	2005	2004
Net income (loss)	$(36,624)	$(5,983)	$259

Weighted average shares outstanding	34,527	25,124	21,884
Dilutive stock options and warrants outstanding	—	—	475

Weighted average and potential shares outstanding	34,527	25,124	22,359

Basic earnings (loss) per share	$(1.06)	$(0.24)	$0.01

Diluted earnings (loss) per share	$(1.06)	$(0.24)	$0.01

Dilutive stock options and warrants of 0.9 million and 2.4 million for the years ended December 31, 2006 and 2005, respectively, have not been included in the computation of diluted loss per share as their effect would be antidilutive.

16. Benefit Plans

The Company adopted a savings plan (the “401(k) Plan”) qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers substantially all employees who are not covered by a collective bargaining unit. The Company’s matching contributions for 2006, 2005 and 2004 were $0.4 million, $0.2 million and $0.2 million, respectively.

17. Stock-Based Compensation Plans

At December 31, 2006, the Company has stock-based employee and director compensation plans, which are described below. On January 1, 2006, PGIC adopted the fair value recognition provision of SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. In accordance with APB No. 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. The compensation cost charged against operating income (loss) for stock-based compensation was $6.9 million, $0.7 million, and $0.3 million for the years ended December 31, 2006, 2005, and 2004, respectively, and no stock-based compensation cost was capitalized in inventory during those years. The Company adopted SFAS No. 123(R) using the modified prospective method. Under this method, compensation cost recognized in future interim and annual reporting periods includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The results for the prior periods have not been restated. The Company generally issues new shares to settle stock option exercises and vested stock awards.

SFAS No. 123(R) requires the cash flows from tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified as financing cash flows. Prior to the adoption of SFAS No. 123(R), excess tax benefits would have been classified as operating cash inflows. The Company has not recognized, and does not expect to recognize in the near future, any tax benefit related to stock-based compensation cost as a result of the full valuation allowance on its net deferred tax assets and its net operating loss carryforwards.

As a result of adopting SFAS No. 123(R) on January 1, 2006, the Company’s loss from continuing operations, loss before income taxes, and net loss for the year ended December 31, 2006, are $3.7 million greater than if it had continued to account for share-based compensation under SFAS No. 123. Basic and diluted loss per share for the year ended December 31, 2006 would have been $0.95 if the Company had not adopted SFAS No. 123(R), compared to reported basic and diluted loss per share of $1.05. The adoption of SFAS No. 123(R) had no effect on cash flows from operations or cash flows from financing activities for the year ended December 31, 2006.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provision of SFAS No. 123(R) to stock-based compensation granted under the Company’s plans for the years ended December 31, 2005 and 2004. For purposes of this pro forma disclosure, the fair value of option grants is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the vesting periods.

(Amounts in thousands, except per share amounts)	2005	2004
Net income (loss), as reported	$(5,983)	$259
Add: Total stock-based compensation expense included in net income	736	344
Deduct: Total stock-based compensation expense determined under fair value method	(3,032)	(1,368)

Pro forma net loss	$(8,279)	$(765)

Earnings (loss) per share:
As reported—Basic and diluted	$(0.24)	$0.01

Pro forma—Basic and diluted	$(0.33)	$(0.03)

Recognition and Measurement

The fair value of each stock-based award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Option valuation models require the input of highly subjective assumptions, and changes in assumptions used can materially affect the fair value estimates. The Company estimates the expected life of the award by taking into consideration the vesting period, contractual term, historical exercise data, expected volatility, blackout periods and other relevant factors. Volatility is estimated by evaluating the volatility implied by market prices of the Company’s exchange-traded financial instruments along with historical volatility data. The risk-free interest rate at the date of grant is based on U.S. Treasury constant maturity rates for a period approximating the expected life of the award. The Company historically has not paid dividends, nor does it expect to pay dividends in the foreseeable future, therefore the expected dividend rate is zero.

The following table summarizes the range of assumptions utilized in the Black-Scholes-Merton option-pricing model for the valuation of stock options granted during the years ended December 31, 2006, 2005 and 2004:

	Year Ended December 31,
	2006		2005		2004
Range of values:	Low	High	Low	High	Low	High

Expected volatility	60%	60%	60%	60%	60%	60%
Expected dividends	—	—	—	—	—	—
Expected term (in years)	4.5	4.5	7.0	7.0	10.0	10.0
Risk free rate	4.1%	5.2%	3.8%	4.6%	2.9%	4.1%

The Company recognizes share-based compensation expense for all service-based awards with graded vesting schedules on a straight-line basis over the requisite service period for the entire award. Initial accruals of compensation expense are based on the estimated number of shares for which requisite service is expected to be rendered. Estimates are revised if subsequent information indicates that forfeitures will differ from previous estimates, and the cumulative effect on compensation cost of a change in the estimated forfeitures is recognized in the period of the change.

For awards with service and market conditions and graded vesting that were granted prior to the adoption of SFAS No. 123(R), the Company estimates the requisite service period and the number of shares expected to vest, and recognizes compensation expense for each tranche on a straight-line basis over the estimated requisite service period. Estimated requisite service periods for awards with market conditions are periodically reviewed, and are adjusted if the market conditions and other factors indicate that the award is likely to vest more quickly than previously estimated. Adjustments to compensation expense as a result of revising the estimated requisite service period are recognized prospectively. Upon forfeiture of awards with market conditions, previously recognized compensation cost is reversed only if the forfeiture is a result of the employee’s failure to render the requisite service. Compensation expense is not reversed for awards that are forfeited solely because a market condition is not satisfied.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonus awards, stock purchase awards, stock unit awards and other stock awards to the Company’s employees, directors and consultants. Options issued under the plan are generally granted with an exercise price equal to the fair market value on the date of grant, become exercisable at the rate of 1/48th per month, and have a term of seven years. Restricted stock awards granted under the plan typically vest at the rate of one-third per year on each of the first through third anniversaries of the date of grant. The 2005 Equity Incentive Plan, which was adopted during 2005, is intended as the successor to the Company’s Stock Option Plan, Employee Stock Incentive Plan, and New Hire Equity Inventive Plan (the “predecessor plans”). As of December 31, 2006, the aggregate number of shares of the Company’s common stock that may be issued under the 2005 Equity Incentive Plan is 1,742,384, subject to certain increases from time to time as set forth in that plan.

At December 31, 2006, the Company had outstanding restricted stock awards which were granted under the 2005 Equity Incentive Plan and the predecessor plans. Restricted stock awards granted under the 2005 Equity Incentive Plan typically vest ratably over a service period of three years, and compensation expense is based upon the grant date fair value, calculated as the quoted market price of the Company’s stock on the grant date times the number of shares expected to vest. Restricted stock awards granted under the predecessor plans generally vest ratably over a period of three years, subject to the achievement of target market prices for the Company’s stock, and have a term of ten years. Compensation cost for these awards is based upon the number of shares expected to vest, times the quoted market price of the Company’s stock on the accounting measurement date, which is typically the date on which both the service condition and target market price condition have been met.

A summary of activity under the 2005 Equity Incentive Plan and the predecessor plans as of December 31, 2006, and changes during the year then ended is presented below:

(Share amounts in thousands)	Number of Shares	Weighted Average Exercise Price	Wtd. Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value ($000)
Options:
Outstanding at December 31, 2005	2,274	$7.55
Granted	814	7.04
Exercised	(95)	5.23
Forfeited or expired	(454)	6.45

Outstanding at December 31, 2006	2,539	$7.67	6.1	$5,929

Exercisable at December 31, 2006	1,212	$6.97	5.1	$3,487

(Share amounts in thousands)	Number of Shares	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding at December 31, 2005	392	$11.33
Granted	204	8.61
Vested	(110)	11.36
Forfeited or cancelled	(142)	12.79

Outstanding at December 31, 2006	344	$9.10

On September 30, 2006, the Company cancelled 142,000 restricted share awards granted under the predecessor plans and issued an equal number of replacement awards under the 2005 Equity Incentive Plan that vest one-third annually over a three year period. As a result of this exchange, the Company will recognize incremental compensation cost of $0.3 million over the three year vesting period of the replacement awards.

In June 2006, the terms of approximately 328,000 employee stock options and restricted share awards were modified in accordance with the terms of the Severance Agreement entered into between the Company and its former Chief Financial Officer. As a result of this modification, the Company recorded compensation expense of $0.9 million for the year ended December 31, 2006.

Director Stock Option Plan

The Director Stock Option Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. Under this plan, each non-employee director receives each year, immediately following the Company’s annual meeting of stockholders, a ten year option (vesting as to 1/48 of the optioned shares, cumulatively, each month following the grant) to purchase at one hundred percent (100%) of the fair market value at the date of grant 15,000 shares of the Company’s common stock.

A summary of option activity under the Director Stock Option Plan as of December 31, 2006, and changes during the year then ended is presented below:

(Share amounts in thousands)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2005	357	$6.68
Granted	95	8.50
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2006	452	$7.06	6.5	$1,289

Exercisable at December 31, 2006	316	$5.86	5.3	$1,140

Additional Share-Based Compensation Information

(Amounts in thousands, except per share amounts)	2006	2005	2004
2005 Equity Incentive Plan and predecessor plans:
Weighted average grant date fair value per share of options granted during the year	$4.22	$7.40	$3.69
Total fair value of options that vested during the year	3,887	2,240	915
Total intrinsic value of options exercised during the year	338	3,946	894
Director Stock Option Plan:
Weighted average grant date fair value per share of options granted during the year	4.54	8.43	3.23
Total fair value of options that vested during the year	408	284	204
Total intrinsic value of options exercised during the year	—	604	—

Cash received during the years ended December 31, 2006 and 2005 from option exercises under all share-based payment arrangements was $0.5 million and $3.1 million, respectively.

The total unrecognized compensation cost related to nonvested options and restricted stock awards under all share-based compensation plans at December 31, 2006 was $8.0 million. That cost is expected to be recognized over a weighted-average period of 1.5 years.

Warrants Issued to Vendors

Along with the above-discussed stock option plans, the Company may from time to time grant stock warrants to various licensors as well as other individuals with whom the Company does business. From 1998 to 2000, the Company entered into various licensing agreements with Hasbro, Inc. and Hasbro International, Inc. (together, “Hasbro”) which granted the Company rights to intellectual property, including rights to develop and market gaming devices and associated equipment under the trademarks Battleship® , Clue® and Trivial Pursuit® . In exchange for these license agreements, the Company granted Hasbro warrants to purchase up to 125,000 shares of the Company’s common stock for each license at an average exercise price of $6.13 per share. At December 31, 2006, 187,500 of these warrants remain outstanding and exercisable, and they expire in 2009.

From 1998 to 2000, the Company entered into a licensing agreement with Ripley Entertainment which granted the Company rights to intellectual property, including rights to develop and market gaming devices and associated equipment under the trademark for Ripley’s Believe It® or Not!® , in exchange for which the Company granted Ripley’s Entertainment a warrant to purchase up to 35,000 shares of the Company’s common stock at an exercise price of $6.75 per share. This warrant remains outstanding and exercisable at December 31, 2006, and expires on December 31, 2009.

During the year ended December 31, 2006, the Company licensed certain intellectual property rights from Harrah’s License Company, LLC in exchange for 325,000 warrants to purchase shares of the Company’s common stock at an exercise price of $7.50 per share. These warrants were valued using the Black-Scholes-Merton option-pricing model using volatility of 60%, expected life of six years, risk free rate of 4.79%, and expected dividends of zero. These warrants remain outstanding and exercisable at December 31, 2006.

At December 31, 2006, the total number of uncancelled warrants issued in exchange for license agreements was 547,500, with a weighted average exercise price of $7.70 per share.

During 2006, the Company also issued a total of 350,000 stock purchase warrants to Ableco Finance LLC in connection with financing arrangements, as more fully described in Note 12.

No warrants were granted during the years ended December 31, 2005 and 2004.

A summary of the status of the Company’s warrants issued to vendors at December 31, 2006, 2005 and 2004 and changes during the years then ended is presented in the table below:

	2006			2005		2004
(Amounts in thousands except per share amounts)	Warrants	Wtd. Ave Exercise Price		Warrants	Wtd. Ave Exercise Price	Warrants	Wtd. Ave Exercise Price
Warrants, beginning of year	348	$6.76		660	$5.90	660	$5.90
Granted	675	7.94	(1)	—	—	—	—
Exercised	(125)	4.56		(312)	4.94	—	—
Cancelled	—	—		—	—	—	—

Warrants, end of year	898	$7.95	(1)	348	$6.76	660	$5.90

Exercisable at end of year	823	$7.95		348	$6.76	660	$5.90

(1)	The weighted average exercise price excludes 75,000 warrants for which the exercise price has not yet been set in accordance with the warrant agreement.

The costs charged to operating income (loss) for the years ended December 31, 2006, 2005 and 2004 related to warrants issued to vendors were $0.4 million, $0.1 million and $0.3 million, respectively.

Warrants and Options Assumed in Acquisition

In connection with the Company’s acquisition of VirtGame, the Company assumed all outstanding options and warrants to purchase VirtGame common stock. In accordance with the merger agreement, the assumed options and warrants were subject to the same terms and conditions as set forth in the applicable plans and/or agreements under which they were issued. The number of shares and the per share exercise price for the shares of the Company’s common stock issuable upon exercise of the assumed options and warrants shown below were determined using the exchange ratio applicable to the VirtGame common stock, which was 0.028489 to 1. At the date of acquisition, all of the acquired options and warrants were fully vested and exercisable. These options and warrants expire at various dates through 2010.

Following is a summary of the status of these options and warrants at December 31, 2006 and changes during the year then ended:

(Share amounts in thousands)	Number of Shares	Weighted Average Exercise Price	Wtd. Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value ($000)
Options and Warrants assumed:
Outstanding at December 31, 2005	487	$15.11
Granted	—	—
Exercised	(24)	5.53
Forfeited or expired	(36)	10.00

Outstanding and exercisable at December 31, 2006	427	$16.10	2.0	$—

During the year ended December 31, 2006, stock options and warrants to purchase 149,000 shares of the Company’s common stock were exercised on a “net exercise” basis which resulted in the issuance of 82,000 net shares. The option and warrant activity tables above reflect the gross number of shares exercised, while the accompanying statements of changes in stockholders’ equity reflect the net number of shares actually issued.

18. Concentrations of Credit Risk

The financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts and contracts receivable. The Company performs credit evaluations of its customers, and typically requires advance deposits of approximately 50%.

At December 31, 2006, net accounts and contracts receivable by region, as a percentage of total receivables, were as follows:

	Accounts Receivable	Contracts Receivable	Total
Domestic region	75.8%	86.3%	78.6%
International region:
Australia / Asia	10.0	—	7.3
Europe	14.2	13.7	14.1

Total International	24.2	13.7	21.4

Total	100.0%	100.0%	100.0%

19. Guarantor Financial Statements

The Company’s domestic subsidiaries are 100% owned and have provided full and unconditional guarantees on a joint and several basis on the payment of 11.875% Senior Secured Notes due 2008. The consolidating condensed financial statements for the guarantor subsidiaries are as follows:

CONSOLIDATING CONDENSED BALANCE SHEETS

(Amounts in thousands)	December 31, 2006
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$4,236	$—	$2,947	$—	$7,183
Accounts receivable, net	13,398	101	4,319	—	17,818
Contracts receivable, net	4	5,505	898	—	6,407
Inventories, net	9,550	—	1,936	—	11,486
Other current assets	4,032	—	415	—	4,447

Total current assets	31,220	5,606	10,515	—	47,341
Contract sales and notes receivable, net	—	164	—	—	164
Property and equipment, net	4,560	131	765	—	5,456
Goodwill and intangible assets, net	44,407	37,696	38,287	—	120,390
Investments in and loans to subsidiaries	61,182	—	—	(55,145)	6,037
Other assets	6,742	53	3	—	6,798

Total assets	$148,111	$43,650	$49,570	$(55,145)	$186,186

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$23,136	$73	$4,449	$—	$27,658
Intercompany transactions	(29,860)	(3,595)	33,455	—	—

Total current liabilities	(6,724)	(3,522)	37,904	—	27,658
Long-term debt, net	62,051	—	—	—	62,051
Other liabilities, long term	621	—	73	—	694
Deferred tax liability	8,236	—	3,620	—	11,856
Stockholders’ equity (deficit)	83,927	47,172	7,973	(55,145)	83,927

Total liabilities and stockholders’ equity (deficit)	$148,111	$43,650	$49,570	$(55,145)	$186,186

CONSOLIDATING CONDENSED BALANCE SHEETS

	December 31, 2005
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$12,387	$(117)	$1,811	$—	$14,081
Accounts receivable, net	9,311	1,047	2,561	—	12,919
Contracts receivable, net	7,761	5,188	2,721	—	15,670
Inventories, net	6,017	3,386	1,131	—	10,534
Other current assets	2,443	807	332	—	3,582

Total current assets	37,919	10,311	8,556	—	56,786
Contract sales and notes receivable, net	2,000	89	—	—	2,089
Property and equipment, net	3,437	287	693	—	4, 417
Goodwill and intangible assets, net	51,976	32,098	35,050	—	119,124
Investments in and loans to subsidiaries	73,427	—	—	(73,427)	—
Other assets	3,309	144	(23)	—	3,430

Total assets	$172,068	$42,929	$44,276	$(73,427)	$185,846

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$15,731	$3,447	$3,186	$—	$22,364
Intercompany transactions	(499)	(9,080)	4,480	5,099	—

Total current liabilities	15,232	(5,633)	7,666	5,099	22,364
Long-term debt, net	44,045	—	26	—	44,071
Other long-term liabilities	—	—	22,307	(22,307)	—
Deferred tax liability	8,236	3,413	3,207	—	14,856
Stockholders’ equity (deficit)	104,555	45,149	11,070	(56,219)	104,555

Total liabilities and stockholders’ equity (deficit)	$172,068	$42,929	$44,276	$(73,427)	$185,846

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$54,040	$—	$19,106	$(3,637)	$69,509
Cost of sales	28,628	—	9,168	(3,637)	34,159
Operating expenses	49,284	1,331	13,527	—	64,142

Operating loss	(23,872)	(1,331)	(3,589)	—	(28,792)
Equity in earnings (loss) of subsidiaries	(5,928)	—	—	5,928	—
Interest expense, net	(6,824)	79	(1,087)	—	(7,832)

Income (loss) from operations before income taxes	(36,624)	(1,252)	(4,676)	5,928	(36,624)
Income tax (provision) benefit	—	—	—	—	—

Net income (loss)	$(36,624)	$(1,252)	$(4,676)	$5,928	$(36,624)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$41,235	$21,393	$15,593	$—	$78,221
Cost of sales	20,248	9,364	6,494	—	36,106
Operating expenses	32,996	1,130	7,480	—	41,606
Net gain on disposition of non-core assets	(6,982)	4,446	—	—	(2,536)
Gain on sale of core intellectual property	—	(2,500)	—	—	(2,500)

Operating income (loss)	(5,027)	8,953	1,619	—	5,545
Equity in earnings of subsidiaries	10,474	—	—	(10,474)	—
Interest expense, net	(8,437)	—	(98)	—	(8,535)

Income (loss) from operations before income taxes and debt retirement	(2,990)	8,953	1,521	(10,474)	(2,990)
Loss on early retirement of debt	(2,993)	—	—	—	(2,993)
Income tax (provision) benefit	—	—	—	—	—

Net income (loss)	$(5,983)	$8,953	$1,521	$(10,474)	$(5,983)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$58,255	$26,987	$13,616	$(2,484)	$96,374
Cost of sales	26,882	10,150	8,334	(2,484)	42,882
Operating expenses	29,689	8,681	5,439	—	43,809

Operating income (loss)	1,684	8,156	(157)	—	9,683
Equity in earnings of subsidiaries	8,169	—	—	(8,169)	—
Interest expense, net	(9,585)	(36)	132	—	(9,489)

Income (loss) from operations before income taxes	268	8,120	(25)	(8,169)	194
Income tax (provision) benefit	(9)	—	74	—	65

Net income (loss)	$259	$8,120	$49	$(8,169)	$259

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(14,539)	$117	$2,292	$—	$(12,130)

Cash flows from investing activities:
Purchases of minority investments	(6,000)	—	—	—	(6,000)
Purchase of business operations, net of cash acquired	(56)	—	(688)	—	(744)
Purchase of property and equipment	(1,425)	—	(390)	—	(1,815)
Purchase of inventory leased to others	(355)	—	—	—	(355)
Proceeds from sale of property and equipment	—	—	35	—	35
Increase in intangible assets	(3,636)	—	—	—	(3,636)

Net cash used in investing activities	(11,472)	—	(1,043)	—	(12,515)

Cash flows from financing activities:
Principal payments on long-term debt and capital leases	(263)	—	(13)	—	(276)
Purchase of treasury stock	(363)	—	—	—	(363)
Proceeds from long-term debt and notes payable	17,636	—	—	—	17,636
Debt issuance costs	(569)	—	—	—	(569)
Residual costs of equity offering	(151)	—	—	—	(151)
Proceeds from issuance of common stock	1,570	—	—	—	1,570

Net cash provided by (used in) financing activities	17,860	—	(13)	—	17,847

Effect of exchange rate changes on cash and cash equivalents	—	—	(100)	—	(100)
Increase (decrease) in cash and cash equivalents	(8,151)	117	1,136	—	(6,898)
Cash and cash equivalents, beginning of period	12,387	(117)	1,811	—	14,081

Cash and cash equivalents, end of period	$4,236	$—	$2,947	$—	$7,183

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(19,711)	$584	$(2,201)	$ —	$(21,328)

Cash flows from investing activities:
Purchase of business operations, net of cash acquired	(36,203)	—	—	—	(36,203)
Purchase of property and equipment	(1,418)	(29)	(476)	—	(1,923)
Purchase of inventory leased to others	(189)	(673)	—	—	(862)
Proceeds from sales of non-core assets	11,402	—	—	—	11,402
Proceeds from sale of property and equipment	96	—	49	—	145
Additions to intangible assets	(8,769)	—	—	—	(8,769)

Net cash used in investing activities	(35,081)	(702)	(427)	—	(36,210)

Cash flows from financing activities:
Principal payments on long-term debt	(20,000)	—	(61)	—	(20,061)
Call premium on early retirement of debt	(1,188)	—	—	—	(1,188)
Proceeds from issuance of common stock	81,320	—	—	—	81,320
Principal payments on capital leases	(52)	—	(8)	—	(60)
Purchase of treasury stock	(433)	—	—	—	(433)

Net cash provided by (used in) financing activities	59,647	—	(69)	—	59,578

Effect of exchange rate changes on cash and cash equivalents	—	—	(264)	—	(264)
Increase (decrease) in cash and cash equivalents	4,855	(118)	(2,961)	—	1,776
Cash and cash equivalents, beginning of period	7,532	1	4,772	—	12,305

Cash and cash equivalents, end of period	$12,387	$(117)	$1,811	$—	$14,081

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004
(Amounts in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$3,115	$3,156	$2,200	$—	$8,471

Cash flows from investing activities:
Purchase of property and equipment	(475)	(168)	(149)	—	(792)
Purchase of inventory leased to others	(2,067)	(2,902)	(128)	—	(5,097)
Proceeds from sale of equipment	127	(58)	—	—	69
Other investing activities	(245)	—	—	—	(245)

Net cash used in investing activities	(2,660)	(3,128)	(277)	—	(6,065)

Cash flows from financing activities:
Principal payments on long-term debt	(99)	—	(9)	—	(108)
Principal payments on deferred license	(535)	—	—	—	(535)
Proceeds from issuance of common stock	2,352	—	—	—	2,352
Principal payments on capital leases	(471)	(28)	(88)	—	(587)
Purchase of treasury stock	(181)	—	—	—	(181)

Net cash provided by (used in) financing activities	1,066	(28)	(97)	—	941

Effect of exchange rate changes on cash and cash equivalents	—	—	275	—	275
Increase in cash and cash equivalents	1,521	—	2,101	—	3,622
Cash and cash equivalents, beginning of period	6,011	1	2,671	—	8,683

Cash and cash equivalents, end of period	$7,532	$1	$4,772	$—	$12,305

20. Segment Reporting

The Company’s business consists of two reportable segments: (i) slot and table games, and (ii) systems. The slot and table games business segment includes the development, licensing and distribution of proprietary slot and table games. Revenues are derived from leases, revenue sharing arrangements, royalty and license fee arrangements with casinos and gaming suppliers. The systems business segment sells or leases electronic player tracking and slot machine and table game monitoring systems and electronic components used in progressive jackpot systems, and gaming machines. The accounting policies of the segments are the same as those described in Note 1—Description of Business and Summary of Significant Accounting Policies. All inter-segment transactions have been eliminated.

With respect to the current segments, the Company evaluates performance and allocates resources based upon profit or loss from operations before income taxes. Certain operating expenses, which are separately managed at the corporate level, are not allocated to the business segments. These unallocated costs include primarily the costs associated with executive administration, finance, human resources, legal, general marketing and information systems. The depreciation and amortization expense of identifiable assets not allocated to the business segments are also included in these costs.

During 2005, the Company re-aligned its reportable segments as a result of changes to its operations. Prior to 2005, reportable segments included slot and table games, systems, and product sales, which comprised interior signage and electronics. As a result of the segment realignment, the Company’s electronics business has been reclassified to the systems segment. Segment data for 2004 has been restated to conform to the current period presentation.

Business segment information for the years ended December 31, 2006, 2005 and 2004 consists of:

(Amounts in thousands)	2006	2005	2004
Business Segments:
Revenue:
Slot and table games	$16,700	$33,670	$40,560
Interior signage	—	5,252	20,014
Systems	52,809	39,299	35,800

Total	$69,509	$78,221	$96,374

Operating income (loss):
Slot and table games	$(497)	$11,771	$14,701
Interior signage	—	141	3,362
Systems	18,155	12,635	10,976
Corporate	(46,450)	(19,002)	(19,356)

Total	$(28,792)	$5,545	$9,683

Depreciation and amortization:
Slot and table games	$2,356	$2,655	$6,439
Interior signage	—	115	526
Systems	4,463	265	149
Corporate	2,482	1,859	1,794

Total	$9,301	$4,894	$8,908

Total assets:
Slot and table games	$69,588	$73,159	$64,897
Interior signage	—	—	1,529
Systems	60,308	62,123	20,995
Corporate	56,290	50,564	19,896

Total	$186,186	$185,846	$107,317

Capital expenditures / purchase of leased inventories:
Slot and table games	$517	$1,011	$5,097
Interior signage	—	—	229
Systems	346	—	150
Corporate	1,307	1,774	413

Total	$2,170	$2,785	$5,889

The Company attributes revenue and expenses to a geographic area based on the location from which the product was shipped or the service was performed. Geographic segment information for the years ended December 31, 2006, 2005 and 2004 consists of:

(Amounts in thousands)	2006	2005	2004
Geographic Operations:
Revenue:
North America	$50,404	$62,626	$83,008
Australia / Asia	8,461	6,592	4,453
Europe	10,644	9,003	8,913

Total	$69,509	$78,221	$96,374

Operating income (loss):
North America	$(25,202)	$3,925	$9,841
Australia / Asia	467	1,932	(123)
Europe	(4,057)	(312)	(35)

Total	$(28,792)	$5,545	$9,683

Depreciation and amortization:
North America	$6,647	$4,282	$8,700
Australia / Asia	332	317	71
Europe	2,322	295	137

Total	$9,301	$4,894	$8,908

Assets:
North America	$136,733	$141,570	$97,012
Australia / Asia	7,983	5,789	5,855
Europe	41,470	38,487	4,450

Total	$186,186	$185,846	$107,317

Capital expenditures / purchase of leased inventories:
North America	$1,750	$2,379	$5,610
Australia / Asia	268	142	166
Europe	152	264	113

Total	$2,170	$2,785	$5,889

21. Subsequent Event (Unaudited)

On March 5, 2007, the Company announced that it appointed Roth Capital Partners to provide advisory services in connection with a potential sale of its table games route and other related assets including the Caribbean Stud® and Texas Hold’em Bonus® table games. The Company is in the process of assessing which assets will be sold and determining the related book value of these assets.

22. Quarterly Results of Operations (Unaudited)

(Amounts in thousands, except per share amounts)	1 ST	2 ND	3 RD	4 TH
Revenues:
2006	$16,927	$15,254	$20,590	$16,738
2005	$22,908	$19,291	$16,837	$19,185

Gross profit:
2006	$9,564	$5,491	$13,040	$7,255
2005	$12,567	$11,574	$8,062	$9,912

Operating costs and expenses:
2006	$24,243	$27,642	$21,731	$24,685
2005	$19,647	$15,120	$16,640	$21,269

Operating income (loss):
2006	$(7,316)	$(12,388)	$(1,141)	$(7,947)
2005	$3,261	$4,171	$197	$(2,084)

Net income (loss):
2006	$(8,849)	$(14,359)	$(3,251)	$(10,165)
2005	$957	$1,887	$(1,983)	$(6,844)

Weighted average shares outstanding:
Basic—
2006	34,387	34,439	34,590	34,689
2005	22,567	23,287	24,507	30,662
Diluted—
2006	34,387	34,439	34,590	34,689
2005	25,491	25,988	24,507	30,662

Basic earnings (loss) per share:
2006	$(0.26)	$(0.42)	$(0.09)	$(0.29)
2005	$0.04	$0.08	$(0.08)	$(0.22)

Diluted earnings (loss) per share:
2006	$(0.26)	$(0.42)	$(0.09)	$(0.29)
2005	$0.04	$0.07	$(0.08)	$(0.22)